MANAGEMENT AGREEMENT

THIS AGREEMENT dated for reference this 1st day of June. A.D. 2008.

BETWEEN:

CLIFTON STAR RESOURCES INC., a company duly incorporated under the laws of the Province of British Columbia, and having its registered office at 430 - 580 Hornby Street, V6C 3B6;

(hereinafter called the "Company")

OF THE FIRST PART

AND:

HARRY MILLER, of 401 Detwiller Lane, Bellevue, in the State of Washington, one of the United States of America, 98004;

(hereinafter called the "Miller")

OF THE SECOND PART

WHEREAS:

A.

Miller is experienced in the business of managing the affairs of companies and businesses.

B.

The Company desires to engage the services of Miller for the purposes of managing the affairs of the Company.

C.

The effective date of this Agreement shall be the 1st day of June, 2008 (the "Effective Date").

D.

The Agreement dated for reference the 1st day of October, 2008 is terminated.

NOW THEREFORE TIES AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.

The Company hereby appoints the Miller to be the Manager of the Company's daily affairs, including managing the Company's office.

2.

Miller. as Manager for the Company. shall:

(a)

cause the Company to punctually pay all proper hills and accounts for supplies, materials, services and wages presented to the Company, with the Company's funds when available in the Company's treasury; Miller will he reimbursed for all bills and accounts and out-of-pocket expenses paid or incurred on behalf of the Company ("Miller's Expenses");

(b)

cause the Company to keep proper hooks of accounts and records showing the Company's income and expenditures;

(c)

cause the Company to keep records of the Company's assets and business interest and all subsequently acquired projects and properties, and ensure that these aforementioned assets are kept in good standing through the due payment of all taxes, rents and assessments imposed or levied upon same with funds provided by the Company; and

(d)

provide such other managerial assistance as the Company may request from time to time.

3.

Miller shall undertake and exercise the ordinary functions of manager for the Company.

4.

The services of Miller shall commence on the effective date and this Agreement shall terminate two years after the Effective Date or by written notice of Miller, whichever shall first occur:

(a)

in the case of a termination notice by the Miller to the Company and upon payment of the current month's Fee at the date of the notice plus the reimbursement of any the reimbursement of any Miller's Expenses; Miller shall leave all records, reports and data pertaining to and belonging to the Company in an up-to-date and orderly manner and shall not remove any of these records, reports and data from the office of the Company;

(b)

(i)

In the event of a notice by either party being given before the 15th day of the month, Miller shall provide its services if requested by the Company until the last day of the month in which the notice is given, or

(ii)

if the notice is given after the 15th day of the month, Miller shall provide its services for a minimum ten (10) business days immediately following the date of the notice.

5.

Miller shall devote sufficient time, skill, knowledge and attention to managing the affairs of the Company, in a competent and manner and Miller shall receive from the Company, as a fee for all and any services provided to the Company, the sum of Eight Thousand ($8,000.00) Dollars per month, to be paid quarterly in advance. commencing from the Effective Date of this Agreement.

6.

All payments hereunder shall be made to Miller at its address first above written and the Company shall remit such payments to Miller on a regular monthly basis commencing the Effective Date.

7.

The Company shall indemnify and save harmless Miller from and against any and all actions, claims, suits, demands. losses and/or damages whatsoever which may arise or result from or are caused by Miller or the Company or anyone associated with or employed by Miller or the Company in the ordinary scope of employment or the terms of management.

8.

Miller shall act upon all lawful instructions given to it by the Board of Directors of the Company.

9.

Any notice required to be given to either party by the other hereunder shall he well and sufficiently given if sent by registered mail. postage paid or if delivered to the parties hereto at their respective addresses as first above written. Such notice shall be deemed received, if delivered, when delivered or, of mailed, .forty-eight (48) hours after posting. Either party may change its address for notice by advising the other party in writing.

10.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, as the case may be.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the date and year first above written.